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                      [PILLSBURY WINTHROP LLP LETTERHEAD]

                                                                     EXHIBIT 8.2

August 24, 2001

SJNB Financial Corp.
One North Market Street
San Jose, California 95113

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 filed by Greater Bay Bancorp, a California Corporation, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Greater Bay Bancorp's Common Stock, no par value, to be issued upon consummation of the Merger contemplated in the Agreement and Plan of Reorganization dated June 25, 2001 by and between Greater Bay Bancorp and SJNB Financial Corp., which Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm our opinions set forth under the caption "Material Federal Income Tax Consequences" in the Registration Statement.

     We hereby consent to being named in the Registration Statement as counsel that has passed upon the above referenced United States federal income tax matters with respect to the Merger for SJNB. We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Pillsbury Winthrop LLP